RESOLUTION OF

THE BOARD OF DIRECTORS

OF

ELRAY RESOURCES INC

The following is a true copy of the resolution duly adopted by the Board of Directors of Elray Resources Inc at a special meeting, notice to this meeting having been waived, held on February 23rd , 2011, as the final meeting of the Day.

The members of the Board of Directors who made up a quorum of the board and who were present for this meeting & took active part therein was:

Barry J Lucas, in his capacity as a director and as President

Michael J Malbourne in his capacity as company secretary

Niel Crang in his capacity as a director,

WHEREAS there has been presented to and considered by this meeting a motion to accept the resignations of all existing directors and officers appoint in their stead as directors and officers of the company the following individuals , with their appointment being effective immediately upon the passing of this motion and the resignations of the existing directors being effective upon the conclusion of the meeting and following on the appointment of the incoming directors, the board was asked to consider the following motion to be voted upon,

To accept the resignation of Barry J Lucas as a director and appoint in his place and stead

Anthony Brian Goodman as a Director, President and Chief Financial Officer

To accept the resignation of Michael J Malbourne as company secretary and to appoint in place of him and in his stead: **Donald Ratcliffe** as a director

and **David E Price** as company secretary and special legal
Council to the company

To accept the resignation of Niel Crang and appoint in his place and stead,

Roy Sugarman as a Director

The board has considered the motion before it has noted that each of the incoming directors and officers has provided a detailed C/V, has provided proof of identity and has executed a letter agreeing to serve as a director of the company with immediate effect

NOW THEREFORE BE IT RESOLVED that the corporation having considered this matter, has opened the floor to all those who voice a preference in the issue, has voted unanimously and RESOLVED to:

To accept the resignation of Barry Lucas as a director and appoint in his place and stead

Anthony Brian Goodman as a Director, President and Chief Financial Officer

To accept the resignation of Michael j Malbourne as company secretary and to appoint in place of him and in his stead:

Donald Ratcliffe as a director

and **David E Price** as company secretary and special legal council

To accept the resignation of Niel Crang and appoint in his place and stead,

Roy Sugarman as a Director

Said Motion is hereby passed and is to be recorded in the corporate books and records and the secretary shall file this Resolution in the corporate records as well as with the companies share registrar.

The President of the corporation, hereby signifies by affixing his signature hereto that the Board of Directors have duly considered & voted on this matter and have resolved to effectuate this Motion commensurate with their fiduciary duties towards the corporation and in guidance upon the current bylaws of said corporation

DATED: February 23rd 2010

B. Lucas.

Barry J Lucas, President

Michael J Malbourne, Secretary